SUB-ITEM 77H

As of October 31, 2003, the following person or entity now owns 25% or more of a fund's voting security:

SMBC Friend Securities Co LTD        MFS Research Bond Fund J          100%

Massachusetts Financial              MFS Inflation Adjusted            100%
Services Co                                   Bond Fund